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                                  LICENSE AGREEMENT


    1.   The PC411 service (the "Service") consists of software (the
"Software") provided by PC411, Inc. ("PC411") and information provided by PC411 and third parties ("Information Providers") which may be accessed over the Service. These terms constitute the entire and only agreement (the "Agreement") between PC411 and the individual that has registered with PC411 to use the Service (the "Customer") and supersede all other communications and agreements with regard to the subject matter hereof.

    2. Customer's right to use the Service is not transferable and is subject to any limits established by PC411, or by Customer's credit card company if payment is made by credit card. PC411 grants to Customer a personal, non-exclusive license to use and display the Software on the computer of which Customer is the primary user. Customer may use and display the Software on a second computer for Customer's personal use. In no case shall Customer's account be used by any individual or business other than Customer. Customer may make copies of the Software and distribute such copies to other potential customers for their personal use on computers on which they are the primary users so long as such other potential customers establish their own personal accounts with PC411. Each additional customer is bound individually by the terms of this Agreement. The Software constitutes licensed, copyrighted material and as such Customer specifically agrees not to sell, rent, sublicense, or in any way generate income from the distribution of the Software. Customer shall not modify or alter the Software in any way or use the Software for any purpose other than to use the Service. Title and all ownership in the Software shall at all times remain with PC411. All copies of the Software made by Customer shall contain the following copyright notice: "Copyright -C- 1996 PC411, Inc."

    3. Except as expressly permitted in this Agreement, Customer may not reproduce, redistribute, retransmit, publish or otherwise transfer, or commercially exploit any information or software which Customer receives through the Service. The entire contents of the Service are copyrighted as a collective work under the United States Copyright laws. The listings provided by PC411 to Customer are licensed to PC411 by Pro CD, Inc., Danvers, MA ("Pro CD") and are hereby sublicensed to Customer. Title and all ownership in the listings are and shall at all times remain

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with Pro CD.  The listings constitute licensed material and in order to protect them, Customer specifically agrees not to sell, rent, loan, lease, sublicense, assign, distribute, transfer or provide the listings to others and agrees not to transfer the listings to any computer other than a computer employed by Customer. Customer agrees to use the Service in accordance with local, state, and federal laws, which may limit Customer's use of the Service for certain applications such as direct marketing and other uses. Customer agrees that neither the Software, information obtained from the Service, nor any other derivative material obtained from the Service will be exported by it outside the United States, except as authorized and permitted by the laws and regulations of the United States.

    4. Customer shall pay by credit card (unless other method of payment is authorized) for any and all charges incurred by Customer and any and all deposits, advance payments, or registration fees required for use of the Service at the rates in effect for the billing period in which those charges are incurred. Prices are subject to change without notice. Customer shall be responsible for all applicable taxes relating to use of the Service. Customer is responsible for and must provide all telephone and other equipment and telephone services necessary to access the Service, which is located in the 310 area code in California, USA. Customer shall be responsible for all use of the Service accessed through its PC411 account.

    5. Customer expressly agrees that use of the Service is at Customer's sole risk. Neither PC411 nor any of its Information Providers warrant that the Service will be uninterrupted or error free; nor does PC411 or any of its Information Providers make any warranty as to the results to be obtained from use of the Service. The Service is distributed on an "as is" basis without warranties of any kind, either express or implied, including but not limited to warranties of title or implied warranties of quality, performance, merchantability or fitness for a particular purpose. Neither PC411 nor anyone else involved in creating, producing or delivering the Service shall be liable for any direct, indirect, incidental, special, punitive, exemplary or consequential damages arising out of use of the Service or inability to use the Service. Customer expressly acknowledges that the provisions of this section shall also apply to the third party information. Customer agrees to indemnify PC411 against liability for any and all use of Customer's PC411 account.

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    6.   The provisions of sections 3 and 5 are for the benefit of PC411 and the Information Providers, and each shall have the right to assert and enforce such provisions directly on their own behalf.

    7. PC411 may modify this Agreement or may discontinue or revise any or all aspects of the Service at its sole discretion and without prior notice. PC411 reserves the right in its sole discretion to suspend or terminate the Service to any Customer at any time.

    8. PC411 warrants the media on which the Software is recorded to be free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date of delivery. PC411's entire liability and PC411's exclusive remedy will be the replacement of the media not meeting PC411's limited warranty and which is returned to PC411. Except as provided in this section, PC411 makes no warranty or representation, either express or implied, with respect to the media or the Service, including its quality, performance, merchantability or fitness for a particular purpose. The warranty set forth in this section is exclusive and in lieu of all others, oral, written, express or implied. No PC411 dealer, distributor, agent or employee is authorized to make any modification or addition to this warranty. In no event will PC411 be liable for direct, indirect, special, incidental, punitive, exemplary or consequential damages arising out of the use or inability to use the media or the Service, whether based upon contract, negligence, strict liability or otherwise, even if advised of the possibility of such damages.

    9. This Agreement is made, and shall be governed by and construed in accordance with, the law of the State of California as applied to agreements made in and to be performed entirely within California. Any cause of action of Customer with respect to the Service must be instituted within one year after the claim or cause of action has arisen or it shall be barred. If any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, all other provisions shall remain in full force and effect. The provisions of sections 3, 5 and 6 and all obligations of and restrictions on Customer shall survive any termination of this Agreement.